Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Vivint Solar, Inc. 2014 Equity Incentive Plan, 2013 Omnibus Incentive Plan, and Non-Plan Stock Option Agreement of our report dated May 14, 2014 (except Note 2, as to which the date is August 26, 2014), with respect to the consolidated financial statements of Vivint Solar, Inc. included in Vivint Solar, Inc.’s Registration Statement on Form S-1 (No. 333-198372) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

October 1, 2014